D-Wave Announces First-Ever Qubits Japan 2025 Quantum Computing User Conference
83% increase in bookings for D-Wave’s annealing quantum computing technology in Asia Pacific region as organizations develop optimization and quantum AI applications
Regional Qubits event to highlight “Quantum Realized” theme through customer success stories, technical roadmap updates, scientific achievements and advancements in quantum AI
PALO ALTO, Calif. and TOKYO  -- August 13, 2025 -- D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software and services, today announced that it is hosting its first-ever Qubits Japan 2025 quantum computing user conference in Tokyo on September 17 to support growing interest and adoption of annealing quantum computing technology across the Asia Pacific (APAC) region. Themed “Quantum Realized,” Qubits Japan 2025 will feature presentations from D-Wave executives, customers, and thought leaders that showcase how D-Wave’s quantum technology is already delivering tangible value today.
The event comes as D-Wave’s bookings in the APAC region are up 83% over the past 12 months. APAC customers are increasingly exploring, adopting, and using D-Wave’s annealing quantum computing technology to solve complex challenges spanning artificial intelligence (AI)/machine learning and business optimization problems.
D-Wave’s recent customer highlights in the APAC region includes:
•Japan Tobacco: The pharmaceutical division of Japan Tobacco Inc. (JT) has signed a new agreement with D-Wave to facilitate a pilot project related to the companies’ joint work in quantum AI drug discovery. The pilot marks the next step toward production deployment based on the success of a completed joint proof-of-concept earlier this year. That proof-of-concept project used quantum computing technology and AI to enable JT to produce novel, more ‘drug-like’ molecular structures beyond those found in the training datasets for the quantum-hybrid generative AI system.

•NTT DOCOMO: NTT DOCOMO Inc. (NTT DOCOMO), Japan’s largest mobile phone operator with over 90 million subscribers, announced a quantum optimization pilot in 2024 that resulted in demonstrable mobile network performance improvements. Using D-Wave’s annealing quantum computing solutions, NTT DOCOMO found that it can reduce congestion at base stations by decreasing paging signals during peak calling times by 15%, potentially leading to increased efficiencies and lower infrastructure costs. NTT DOCOMO’s network signal optimization is now available throughout Japan, and the company is exploring new quantum use cases.

•Yonsei University and Incheon Metropolitan City: in June 2025, D-Wave announced a strategic relationship with Yonsei University and Incheon Metropolitan City to accelerate the exploration, adoption and usage of quantum computing in South Korea. Under terms of the Memorandum of Understanding (MOU), the three organizations intend to work together to advance mutual research and talent development for quantum computing, provide access to D-Wave’s quantum computing technology, and collaborate on development of use cases in biotechnology, materials science and other areas. In addition, the MOU facilitates the organizations’ efforts towards the acquisition of a D-Wave Advantage2™ system at the Yonsei University International Campus in Songdo, Yeonsu-gu, Incheon.
“Asia — and especially Japan — is becoming an important epicenter of quantum computing innovation, development and adoption,” said Dr. Alan Baratz, CEO of D-Wave. “Japan is the birthplace of the original concept of quantum annealing, first proposed by Hidetoshi Nishimori and Tadashi Kadowaki. Fast forward nearly 30 years, and we’re seeing first-hand how this powerful technology can address some of business’s and science’s most computationally complex problems. We’re thrilled to bring together the quantum ecosystem for Qubits Japan 2025 to continue fostering this important dialogue in the region.”
Qubits Japan 2025 will feature notable speakers including: Dr. Alan Baratz, CEO of D-Wave; Trevor Lanting, chief development officer of D-Wave; Hidetoshi Nishimori, professor emeritus at the Institute of Science Tokyo; Dr. Masaru Tateno, chief scientific officer (CSO) of Japan Tobacco’s Pharmaceutical Research Center; Takumi Hattori, data scientist at NTT DOCOMO; and Masayuki Ohzeki, entrepreneur and professor at Tohoku University.

To register for the in-person Qubits Japan 2025 event, visit: https://www.eventzilla.net/e/qubits-japan-25-2138656678

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

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